Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AND

CHANGE IN CONTROL AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT (the “Agreement”) is made and entered into on this 4th day of April, 2011, by and among DAVID P. STOCKERT, an individual resident of the State of Georgia (the “Executive”), and POST PROPERTIES, INC., POST APARTMENT HOMES, L.P., and POST SERVICES, INC., and amends, restates and supersedes the Amended and Restated Employment and Change in Control Agreement among Executive and Post Properties, Inc., Post Apartment Homes, L.P., and Post Services, Inc., dated February 11, 2008 (the “2008 Agreement”).

WITNESSETH

WHEREAS, the Post Group and Executive desire collectively to amend and restate the 2008 Agreement in the form of this Agreement (i) to eliminate Executive’s right to a Gross Up Payment if payments or benefits under this Agreement result in the Executive being subject to an excise tax under § 4999 of the Code, (ii) to eliminate Executive’s right to be paid the Change in Control payments and benefits under the Agreement based on Executive’s resignation for any or no reason during the ninety (90) day period that starts on the first anniversary of the Effective Date of a Change in Control, and (iii) to change certain other provisions to make this Agreement consistent with the employment agreements of Post Group’s other executive officers; and

WHEREAS, the Post Group desires individually and/or collectively to employ Executive, and Executive desires to be employed individually and/or collectively by the Post Group, all on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Post Group and Executive, intending to be legally bound, hereby agree as follows:

§ 1.	Definitions.

1.1 Affiliate. The term “Affiliate” for purposes of this Agreement shall mean (a) Post Apartment Homes, (b) Post Services, (c) Post GP Holdings, or (d) any other organization if Post, Post Apartment Homes, Post Services or Post GP Holdings (i) beneficially own more than twenty percent (20%) of the outstanding voting capital stock of such organization (if such organization is a corporation) or more than twenty percent (20%) of the beneficial interests of such organization (if such organization is not a corporation) as of the date of this Agreement and (ii) possess the power to direct or cause the direction of the day to day operations and affairs of such organization, whether through ownership of voting securities, by contract, in the capacity of general partner, manager or managing member or otherwise as of the date of this Agreement.

1.2. Board. The term “Board” for purposes of this Agreement shall mean the Board of Directors of Post.

1.3 Cash Compensation. The term “Cash Compensation” for purposes of this Agreement shall mean the sum of:

(a) Executive’s annual base salary (as determined without regard to any salary deferral election) pursuant to § 5.1 in effect on the day before Executive’s employment terminates under § 4 or § 6 or, if greater, Executive’s average annualized annual base salary (as determined without regard to any salary deferral election) pursuant to § 5.1 over the three (3) consecutive year period which ends on the date that Executive’s employment so terminates, and

(b) (1) in the event Executive’s employment terminates under § 4, the average annual bonuses which have been paid to Executive pursuant to § 5.2 or which would have been paid pursuant to § 5.2 but for a bonus deferral election with respect to Executive’s performance over the three (3) consecutive calendar year period immediately preceding the calendar year during which Executive’s employment so terminates whether (i) such bonuses are paid (or would have been paid but for a bonus deferral election) in cash, in property, or in any combination of cash and property or (ii) such bonuses are paid during the calendar year for which performance is measured or are paid subsequent to the end of the calendar year for which performance is measured; or

(2) in the event Executive’s employment terminates under § 6, Executive’s target bonus as approved by the Compensation Committee for the calendar year in which Executive’s termination of employment occurs, or if no such target bonus has been approved for such calendar year, then the average annual bonus determined pursuant to § 1.3(b)(1).

In no event shall the value of any stock option or restricted stock grants made to Executive in any calendar year, nor any income which Executive realizes in any calendar year from the exercise of any such stock options or the lapse of any restrictions on such restricted stock grants, nor any payments under any long-term incentive compensation program maintained by the Post Group be treated as part of Executive’s salary under § 1.3(a) or as part of Executive’s bonuses under § 1.3(b).

1.4 Cause. The term “Cause” for purposes of this Agreement shall (subject to § 1.4(d)) mean:

(a) Executive is convicted of, pleads guilty to, or confesses or otherwise admits to a member of the Post Group, a prosecutor, or otherwise publicly admits, any felony or any act of fraud, misappropriation, or embezzlement, or Executive otherwise engages in a fraudulent act or course of conduct;

(b) There is any material act or omission by Executive involving malfeasance or gross negligence in the performance of Executive’s duties to a member of the Post Group to the material detriment of the Post Group; or

(c) Executive breaches in any material respect any of the covenants set forth in § 7, § 8, § 9 or § 10 of this Agreement; provided, however,

(d) No such act or omission or event shall be treated as “Cause” under this Agreement unless (i) Executive has been provided a detailed, written statement of the basis for the Post Group’s belief such act or omission or event constitutes “Cause” and an opportunity to meet with the Compensation Committee (together with Executive’s counsel if Executive chooses to have Executive’s counsel present at such meeting) after Executive has had a reasonable period in which to review such statement and, if the allegation is under § 1.4(b) or § 1.4(c), has had at least a thirty (30) day period to take corrective action, and (ii) the Compensation Committee after such meeting (if Executive meets with the Compensation Committee) and after the end of such thirty (30) day correction period (if applicable) determines reasonably and in good faith and by the affirmative vote of at least a majority of the members of the Compensation Committee then in office at a meeting called and held for such purpose that “Cause” does exist under this Agreement.

1.5 Change in Control. The term “Change in Control” for purposes of this Agreement shall mean:

(a) a “change in control” of Post of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A for a proxy statement filed under Section 14(a) of the Exchange Act as in effect on the date of this Agreement;

(b) a “person” (as that term is used in 14(d)(2) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities representing forty-five percent (45%) or more of the combined voting power for election of directors of the then outstanding securities of Post;

(c) the individuals who at the beginning of any period of two (2) consecutive years or less (starting on or after the date of this Agreement) constitute the Board cease for any reason during such period to constitute at least a majority of the Board, unless the election or nomination for election of each new member of the Board was approved by vote of at least two-thirds (2/3) of the members of such Board then still in office who were members of such Board at the beginning of such period;

(d) the consummation of any reorganization, merger, consolidation, or share exchange as a result of which the common stock of Post shall be changed, converted, or exchanged into or for securities of another organization (other than a merger with an Affiliate identified in §1.1(a), (b) or (c) of this Agreement or a wholly-owned subsidiary of Post), or any dissolution or liquidation of Post, or any sale or the disposition of fifty percent (50%) or more of the assets or business of Post; or

(e) the consummation of any reorganization, merger, consolidation, or share exchange with another corporation unless (i) the persons who were the beneficial owners of the outstanding shares of the common stock of Post immediately before the consummation of such transaction beneficially own more than sixty percent (60%) of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (ii) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in § 1.5(e)(i) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of Post common stock immediately before the consummation of such transaction, provided, however (iii) the percentage described in § 1.5(e)(i) of the beneficially owned shares of the successor or survivor corporation and the number described in § 1.5(e)(ii) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of Post by the persons described in § 1.5(e)(i) immediately before the consummation of such transaction.

1.6 Code. The term “Code” for purposes of this Agreement shall mean the Internal Revenue Code of 1986, as amended.

1.7 Compensation Committee. The term “Compensation Committee” for purposes of this Agreement shall mean the Executive Compensation and Management Development Committee of the Board or any successor of such committee or, if there is no such successor, the Board.

1.8 Confidential or Proprietary Information. The term “Confidential or Proprietary Information” for purposes of this Agreement shall mean any secret, confidential, or proprietary information of Post or any Affiliate (not otherwise included in the definition of Trade Secret in § 1.26 of this Agreement) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of Post or any Affiliate.

1.9 Delayed Payment Date. The term “Delayed Payment Date” for purposes of this Agreement shall mean the date which is six (6) months and one (1) day after the date that Executive has a Separation from Service.

1.10 Disability. The term “Disability” for purposes of this Agreement shall mean that Executive, as a result of a mental or physical condition or illness affecting a major life activity, is unable to perform the essential functions of Executive’s job at the Post Group for any consecutive 180-day period, even with reasonable accommodation, all as reasonably determined by the Compensation Committee.

1.11 Effective Date. The term “Effective Date” for purposes of this Agreement shall mean either the date which includes the “closing” of the transaction which makes a Change in Control effective, if the Change in Control is made effective through a transaction which has a “closing”, or the date a Change in Control is reported in accordance with applicable law as effective to the Securities and Exchange Commission (or otherwise publicly announced as effective), if the Change in Control is made effective other than through a transaction which has a “closing”.

1.12 Exchange Act. The term “Exchange Act” for purposes of this Agreement shall mean the Securities Exchange Act of 1934, as amended.

1.13 Good Reason.

(1) The term “Good Reason” for purposes of § 6 of this Agreement shall (subject to § 1.13(1)(f)) mean:

(a) there is a reduction after a Change in Control, but before the end of Executive’s Protection Period, in Executive’s base salary pursuant to § 5.1, or there is a “Significant Reduction” after a Change in Control, but before the end of Executive’s Protection Period, in Executive’s eligibility to receive in the aggregate the bonuses pursuant to § 5.2 and the incentive compensation or awards pursuant to § 5.3 or § 5.4, without Executive’s express written consent. For purposes of this § 1.13(1)(a), “Significant Reduction” shall mean a reduction, in the aggregate, of ten percent (10%) or more from the aggregate of the target bonus award and the target incentive compensation award established for the calendar year in which the Change in Control occurs, determined without consideration of any other payments made to Executive upon a Change in Control;

(b) there is a reduction after a Change in Control, but before the end of Executive’s Protection Period, in the scope, importance, or prestige of Executive’s duties, responsibilities, or authority (other than a mere change in Executive’s title, if such change in title is consistent with the organizational structure of the Post Group following such Change in Control) without Executive’s express written consent;

(c) at any time after a Change in Control, but before the end of Executive’s Protection Period (without Executive’s express written consent), there is a transfer of Executive’s primary work site from Executive’s primary work site on the date of such Change in Control or, if Executive subsequently consents in writing to such a transfer under this Agreement, from the primary work site that was the subject of such consent, to a new primary work site that is more than thirty-five (35) miles from Executive’s then current primary work site, unless such new primary work site is closer to Executive’s primary residence than Executive’s then current primary work site; or

(d) there is a failure (without Executive’s express written consent) after a Change in Control, but before the end of Executive’s Protection Period, to continue to provide to Executive health and welfare benefits, deferred compensation benefits, and executive perquisites that are in the aggregate comparable in value to those provided to Executive immediately prior to the Change in Control Date;

(e) the Post Group fails to agree (other than as a result of Cause or Executive’s refusal to update Appendix A to this Agreement) to an extension of the term of this Agreement under § 3 at any time before Executive reaches age 65, or if a Change in Control occurs before the executive reaches age 65, the end of Executive’s Protection Period; provided, however,

(f) No such act or omission shall be treated as “Good Reason” under § 1.13(1) unless

(i) (A) Executive delivers to the Compensation Committee a detailed, written statement of the basis for Executive’s belief that such act or omission constitutes Good Reason, (B) Executive delivers such statement before the later of (1) the end of the ninety (90) day period that starts on the date there is an act or omission which forms the basis for Executive’s belief that Good Reason exists, or (2) the end of the period mutually agreed upon for purposes of this § 1.13(1)(f)(i)(B) in writing by Executive and the Chairman of the Compensation Committee, (C) Executive gives the Compensation Committee a thirty (30) day period after the delivery of such statement to cure the basis for such belief, and (D) Executive actually submits Executive’s written resignation to the Compensation Committee during the sixty (60) day period that begins immediately after the end of such thirty (30) day period if Executive reasonably and in good faith determines that Good Reason continues to exist after the end of such thirty (30) day period, or

(ii) the Post Group states in writing to Executive that Executive has the right to treat any such act or omission as Good Reason under this Agreement and Executive resigns during the sixty (60) day period that starts on the date such statement is actually delivered to Executive;

(g) If (A) Executive gives the Compensation Committee the statement described in § 1.13(1)(f)(i) before the end of the thirty (30) day period that immediately follows the end of the Protection Period and Executive thereafter resigns within the period described in § 1.13(1)(f)(i), or (B) the Post Group provides the statement to Executive described in § 1.13(1)(f)(ii) before the end of the thirty (30) day period that immediately follows the end of the Protection Period and Executive thereafter resigns within the period described in § 1.13(1)(f)(ii), then (C) such resignation shall be treated under this Agreement as if made in Executive’s Protection Period; and

(h) If Executive consents in writing to any reduction described in § 1.13(1)(a) or § 1.13(1)(b), to any transfer described in § 1.13(1)(c) or to any failure described in § 1.13(1)(d) in lieu of exercising Executive’s right to resign for Good Reason and delivers such consent to the Post Group, the date such consent is delivered to the Post Group thereafter shall be treated under this definition as the date of a Change in Control for purposes of determining whether Executive subsequently has Good Reason under this Agreement to resign under § 6.1 or § 6.3 as a result of any subsequent reduction described in § 1.13(1)(a) or § 1.13(1)(b), any subsequent transfer described in § 1.13(1)(c), or any subsequent failure described in § 1.13(1)(d).

(2) The term “Good Reason” for purposes of § 4 of this Agreement shall mean:

(a) there is a change in Executive’s eligibility for compensation and benefits in a manner that results in Executive’s compensation and benefits being reduced five percent (5%) more than the reduction in compensation and benefits effected with respect to other executives of the Post Group who are at or above the Executive Vice President level; or

(b) there is a significant reduction in Executive’s level of responsibility or authority (other than a mere change in Executive’s title) without Executive’s express written consent; or

(c) there is a transfer of Executive’s primary work site from the Executive’s primary work site on the date of this Agreement or, if the Executive subsequently consents in writing to such a transfer under this Agreement, from the primary work site that was the subject of such consent, to a new primary work site that is more than thirty-five (35) miles from Executive’s then current primary work site, unless such new primary work site is closer to Executive’s primary residence than Executive’s then current primary work site or unless Executive provides his express written consent; or

(d) the Post Group fails to agree (other than as a result of Cause or Executive’s refusal to update Appendix A to this Agreement) to an extension of the term of this Agreement under § 3 at any time before Executive reaches age 65; provided, however,

(e) No such act or omission shall be treated as “Good Reason” under § 1.13(2) unless

(i) (A) Executive delivers to the Compensation Committee a detailed, written statement of the basis for Executive’s belief that such act or omission constitutes Good Reason, (B) Executive delivers such statement before the later of (1) the end of the ninety (90) day period that starts on the date there is an act or omission which forms the basis for Executive’s belief that Good Reason exists, or (2) the end of the period mutually agreed upon for purposes of this § 1.13(2)(e)(i)(B) in writing by Executive and the Chairman of the Compensation Committee, (C) Executive gives the Compensation Committee a thirty (30) day period after the delivery of such statement to cure the basis for such belief, and (D) Executive actually submits Executive’s written resignation to the Compensation Committee during the sixty (60) day period that begins immediately after the end of such thirty (30) day period if Executive reasonably and in good faith determines that Good Reason continues to exist after the end of such thirty (30) day period, or

(ii) the Post Group states in writing to Executive that Executive has the right to treat any such act or omission as Good Reason under this § 1.13(2) and Executive resigns during the sixty (60) day period that starts on the date such statement is actually delivered to Executive.

1.14 Group Health Plan. The term “Group Health Plan” for purposes of this Agreement shall mean the group health plan maintained by any member of the Post Group for the purpose of providing medical, dental and vision benefits for the employees of the Post Group and any Affiliates.

1.15 Interest. The term “Interest” for purposes of this Agreement shall mean interest for the period between Executive’s Separation from Service and Executive’s Delayed Payment Date at the three (3) month LIBOR rate (using the three (3) month LIBOR rate published in The Wall Street Journal on the date of Executive’s Separation from Service) plus 100 basis points, compounded monthly.

1.16 Multifamily Property. The term “Multifamily Property” for purposes of this Agreement and any renewal of this Agreement shall mean any real property on which an upscale multifamily residential-use development has been constructed or is under construction as of the date of this or any renewal of this Agreement.

1.17 Post. The term “Post” for purposes of this Agreement shall mean Post Properties, Inc., a Georgia corporation, and any successor to Post.

1.18 Post Apartment Homes. The term “Post Apartment Homes” for purposes of this Agreement shall mean Post Apartment Homes, L.P., a Georgia limited partnership, and any successor to Post Apartment Homes.

1.19 Post GP Holdings. The term “Post GP Holdings” for purposes of this Agreement shall mean Post GP Holdings, Inc., a Georgia, corporation, and any successor to Post GP Holdings.

1.20. Post Group. The term “Post Group” for purposes of this Agreement shall mean, individually and collectively, Post, Post Apartment Homes and Post Services.

1.21 Post Services. The term “Post Services” for purposes of this Agreement shall mean Post Services, Inc., a Georgia corporation, and any successor to Post Services.

1.22 Protection Period. The term “Protection Period” for purposes of this Agreement shall (subject to § 1.13(1)(g)) mean the three (3) year period which begins on the Effective Date.

1.23 Restricted Period. The term “Restricted Period” for purposes of this Agreement shall mean the period which starts on the date Executive’s employment by the Post Group terminates for any reason or no reason and which ends (i) on the first anniversary of such termination date for purposes of § 9 and § 10 and (ii) on the second anniversary of such termination date for purposes of § 7 and § 8.

1.24 Separation from Service. The term “Separation from Service” for purposes of this Agreement shall mean a “separation from service” within the meaning of § 409A of the Code and the related income tax regulations.

1.25 Specified Employee. The term “Specified Employee” for purposes of this Agreement shall mean a “specified employee” within the meaning of § 409A of the Code and the related income tax regulations.

1.26 Trade Secret. The term “Trade Secret” for purposes of this Agreement shall mean information, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that:

(a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and

(b) is the subject of reasonable efforts by Post or an Affiliate to maintain its secrecy.

§ 2.	Employment.

2.1 General. Subject to the terms of this Agreement, the Post Group, or one or more of the members of the Post Group, hereby employ Executive, and Executive hereby accepts such employment for the “term” described in § 3. The members of the Post Group hereby delegate to Post the power and the responsibility to act on their benefit under this Agreement. Post shall allocate between the members of the Post Group which actually employ Executive all compensation and other expenses related to their employment of Executive.

2.2 Title and Duties and Responsibilities. Executive shall initially serve as the President and Chief Executive Officer of each member of the Post Group and initially shall have the duties, rights, and responsibilities normally associated with such positions, including oversight of the operations of the Post Group, development and execution of the strategies of the Post Group, and management of the executive management team of the Post Group, as well as such other comparable duties as assigned by Post. Executive shall devote his full business time, skills, and best efforts to rendering services on behalf of the Post Group and shall exercise such care as is customarily required by executives undertaking similar duties for entities similar to the Post Group.

§ 3.	Term.

3.1 Initial Term. Subject to § 3.2, the term of employment of Executive shall be for one (1) year commencing on the date of this Agreement.

3.2 Automatic Renewals. The term of this Agreement (subject to § 3.3, § 4 and § 6) shall renew for one (1) additional year on each successive anniversary of the date of this Agreement unless the Board notifies Executive in writing of Post’s decision not to renew this Agreement at least thirty (30) days prior to expiration of the then current term; provided, however, no automatic renewal under this § 3.2 shall extend the term of this Agreement beyond the term in which Executive reaches age 65.

3.3 Special Rules. If Executive’s Protection Period begins before the term of this Agreement expires, this Agreement shall continue (notwithstanding § 3.2) in effect through the end of Executive’s Protection Period and, if Executive has a right to any compensation or benefits under § 6 before the term of this Agreement expires, the term of this Agreement shall continue until Executive agrees that all of the Post Group’s obligations to Executive under this Agreement have been satisfied in full or a court of competent jurisdiction makes a final determination that the Post Group has no further obligations to Executive under this Agreement, whichever comes first.

§ 4.	Termination.

4.1 General Rule. Any member of the Post Group may terminate Executive’s employment at any time and Executive may resign at any time; provided, that if the termination is without Cause or Executive resigns for Good Reason,

(a) The Post Group, following Executive’s Separation from Service, shall continue to pay Executive pursuant to its standard payroll practices his base salary under § 5.1 as if Executive was still employed for a period of thirty (30) months; provided, however, if Executive is a Specified Employee at his Separation from Service, any Cash Compensation payable to Executive between the period beginning on the date of Executive’s Separation from Service and ending on Executive’s Delayed Payment Date shall be delayed until Executive’s Delayed Payment Date, at which time all the so delayed payments shall be made in a lump sum with Interest;

(b) The Post Group, following Executive’s Separation from Service, shall pay to Executive in a lump sum (i) a pro-rata portion (based on the number of days Executive had already worked during the calendar year in which he has a Separation from Service) of the average percentage payout of the target bonus, if any, awarded to executives at or above the Executive Vice President level, payable at the same time annual bonuses are paid to executives at or above the Executive Vice President level, plus (ii) a bonus equal to the Executive’s average annual bonus (calculated pursuant to § 1.3(b)(1)) multiplied by 2.5, payable at Executive’s Separation from Service; provided, however, if Executive is a Specified Employee at his Separation from Service, this payment shall be delayed until Executive’s Delayed Payment Date, at which time the so delayed payment shall be made in a lump sum with Interest;

(c) The Post Group shall provide or make available health care coverage and shall provide reimbursement for life insurance and long-term disability premiums as follows:

(i) During the period starting on the date of Executive’s Separation from Service and ending on the earlier of (A) the last day of the thirty (30) month period following Executive’s Separation from Service (the “30 Month Period”) or (B) the date when Executive is no longer entitled to continued coverage under § 4980B of the Code (the “COBRA Period”), the Post Group shall provide continued coverage under the Group Health plan pursuant to § 4980B of the Code (“COBRA Coverage”) and reimburse Executive for a portion of the monthly premiums paid by Executive for such COBRA Coverage,

(ii) If the period described in § 4.1(c)(i) ends because Executive is no longer entitled to COBRA Coverage, for the remainder of the 30 Month Period, if any, the Post Group shall provide Executive continued

coverage under the Group Health Plan and shall reimburse Executive for a portion of the monthly premiums paid by Executive,

(iii) If so requested by Executive in writing before the end of the coverage period described in either § 4.1(c)(i) or § 4.1(c)(ii), whichever is applicable, the Post Group will make available to Executive continued coverage under the Group Health Plan for up to an additional eighteen (18) months following the end of such coverage period to the extent Executive had such coverage under the Group Health Plan at the end of such coverage period and timely pays the monthly premium then paid by former employees for comparable COBRA Coverage,

(iv) The reimbursable portion of the premiums paid by Executive each month under § 4.1(c)(i) and § 4.1(c)(ii) shall equal the dollar amount the Post Group would have paid on Executive’s behalf each month for the coverage which had been in effect immediately before Executive’s Separation from Service under the Group Health Plan had Executive remained employed by the Post Group for the remainder of the 30 Month Period. For the avoidance of doubt, the Post Group will not be responsible for any reimbursement during the period described in § 4.1(c)(iii),

(v) The Post Group shall reimburse Executive during the 30 Month Period for a portion of Executive’s monthly premiums to purchase life insurance coverage and long-term disability coverage which is no less than the face amount of Executive’s life insurance coverage and long-term disability coverage in effect immediately before Executive’s Separation from Service, and the reimbursable portion each month shall equal the dollar amount the Post Group would have paid in premiums on Executive’s behalf each month for the life insurance coverage and long-term disability coverage under the policies which had been in effect immediately before Executive’s Separation from Service had Executive remained employed by the Post Group for the remainder of the 30 Month Period,

(vi) The reimbursements called for under this § 4.1(c) shall be requested by Executive and processed and made by the Post Group in accordance with the policies and procedures in effect from time to time under the Post Group’s standard expense reimbursement policy for the Post Group’s senior executives as provided to Executive, but no cost or expense shall be reimbursable under this § 4.1(c) after the end of the calendar year immediately following the calendar year in which Executive incurs such cost or expense even if reimbursement was permissible at a later date under such policy, and

(vii) The Post Group shall add to each reimbursement made pursuant to this § 4.1(c) an amount which the Post Group acting in good faith reasonably determines would be sufficient for Executive to pay his income and employment tax due on such reimbursement if Executive was subject to the maximum marginal tax rates; provided, however, if Executive is a Specified Employee at his Separation from Service, no such additional payments shall be made until the Delayed Payment Date, and the Post Group on the Delayed Payment Date shall make a lump sum payment in cash with Interest to Executive which the Post Group acting in good faith reasonably determines would be sufficient for Executive to pay his income and employment tax due on all of the reimbursements made before such date pursuant to this § 4.1(c) if Executive was subject to the maximum marginal tax rates; and

(d) (i) Each outstanding stock option granted to Executive by Post shall become exercisable immediately before Executive’s termination of employment to the full extent the option would have become exercisable if Executive had remained employed by the Post Group through the 30 Month Period, and each option shall remain exercisable until the earlier of (A) the expiration of the term of the option or (B) the date the option would have expired if Executive’s employment had terminated at the end of the 30 Month Period without Cause or for Good Reason, and

(ii) Executive, immediately before his Separation from Service, shall vest in any outstanding restricted stock granted by Post to the full extent Executive would have vested in the restricted stock had Executive remained employed by the Post Group through the 30 Month Period.

4.2 Termination for Cause, Resignation without Good Reason or as a result of Death or Disability. If (a) any member of the Post Group terminates Executive’s employment for Cause, (b) Executive resigns without Good Reason or (c) Executive’s employment terminates as a result of Executive’s death or Disability, then (i) the Post Group’s only obligation to Executive under this Agreement shall (subject to applicable withholdings) be to pay Executive’s base salary and bonus, if any, which were due and payable pursuant to § 5.1 or § 5.2 on the date Executive has a Separation from Service and to reimburse Executive for expenses Executive had already incurred and which would have otherwise been reimbursed pursuant to § 5.6 but for such Separation from Service and (ii) Executive shall have the right to receive any benefits payable under the Post Group’s employee benefit plans, programs and policies (including options to purchase Post stock) which Executive otherwise has a nonforfeitable right to receive under this Agreement at the time of Executive’s Separation from Service; provided, however, if the Post Group acting in good faith determines that any such payment would subject Executive to a tax under § 409A of the Code if made at his Separation from Service, such payment shall be delayed and made at Executive’s Delayed Payment Date with Interest.

§ 5.	Compensation.

5.1 Base Salary. Executive’s initial annual base salary under this Agreement shall be $420,000, less required deductions. The Compensation Committee shall review Executive’s base salary on an annual basis, and the Compensation Committee, upon such review and in its sole discretion, may increase or decrease Executive’s base salary by an amount which the Compensation Committee deems appropriate in light of the Post Group’s and Executive’s performance during the period covered by such review; provided, however, that Executive’s base salary under this § 5.1 shall not be reduced below $420,000 per annum. Executive’s base salary, less any required deductions, shall be paid to Executive in accordance with the Post Group’s standard payroll practices and procedures for salaried employees. Notwithstanding the foregoing, Post reserves the right before a Change in Control to roll-back Executive’s Base Salary if such roll-back is effected pursuant to a roll-back program approved by the Board which includes a majority of the executives at or above the Executive Vice President level, and the roll-back for Executive is consistent with the roll-back for such other executives.

5.2 Bonus. In addition to his compensation under § 5.1, Executive shall receive during the term of this Agreement an annual bonus, provided that the personal and corporate goals to be established by the Compensation Committee are met or exceeded. In the event that Executive is paid a bonus under this § 5.2 for any period of time less than one year, Executive’s bonus shall be a pro rata share of the annual bonus.

5.3 Incentive Compensation and Equity Compensation. In addition to his compensation under § 5.1 and § 5.2, Executive shall receive awards under such incentive compensation or equity compensation programs maintained by Post, as in effect from time to time, as the Compensation Committee shall determine.

5.4 Comparison With Other REIT’s. At regular intervals Post shall continue to retain Compensation Consultants to assure that the total compensation paid to Executive is comparable to that being paid to executives at comparable Apartment REITs, and/or other REITs of a similar size, all as determined by the Compensation Committee.

5.5 Expenses. Executive shall be reimbursed for all reasonable business-related expenses incurred by Executive at the request of or on behalf of a member of the Post Group in accordance with the Post Group’s expense reimbursement policies and procedures for its senior executives, including, without limitation, first class travel expenses incurred in connection with the performance of Executive’s duties and responsibilities under this Agreement.

5.6 Vacation. In addition to Post-wide company holidays, Executive shall during the term of this Agreement be eligible to take at any time up to 20 business days

(or 25 business days after 20 years of service) of vacation during each calendar year at any time on or after the first day of each such calendar year. Vacation days not taken shall be forfeited, and Executive will not receive any pay in lieu of vacation.

5.7 Benefit Plans. Executive shall be entitled to participate in such medical, dental, disability, hospitalization, life insurance, and other employee benefit plans as are maintained by the Post Group for the benefit of senior executive officers.

§ 6.	Change In Control.

6.1 General Rule. If there is a Change in Control and either (i) any member of the Post Group during Executive’s Protection Period terminates Executive’s employment without Cause, or (ii) Executive during Executive’s Protection Period resigns for Good Reason, then

(a) The Post Group shall pay Executive in cash in a lump sum at his Separation from Service (i) a pro-rata portion of the target bonus (as set by the Compensation Committee) that Executive would be eligible to receive under § 5.2 for the days Executive had already worked during the calendar year in which he has a Separation from Service, plus (ii) three (3) times Executive’s then Cash Compensation; provided, however, if Executive is a Specified Employee at Executive’s Separation from Service, the payments specified in this § 6.1(a) shall be delayed and paid with Interest on his Delayed Payment Date; and

(b) (i) Each outstanding stock option granted to Executive by Post shall (notwithstanding the terms under which such option was granted) become fully vested and exercisable on the date of Executive’s Separation from Service and shall (notwithstanding the terms under which such option was granted) remain exercisable for the remaining term of each such option (as determined as if there had been no such Separation from Service), subject to the same terms and conditions as if Executive had remained employed by the Post Group for such term or such period (other than any term or condition which gives Post the right to cancel any such option) and (ii) any restrictions on any outstanding restricted stock grants to Executive by Post immediately shall (notwithstanding the terms under which such grant was made) expire and Executive’s right to such stock shall be non-forfeitable; and

(c) The Post Group shall provide or make available health care coverage and shall provide reimbursement for life insurance and long-term disability premiums as follows:

(i) During the period starting on the date of Executive’s Separation from Service and ending on the earlier of (A) the last day of the thirty-six month period following Executive’s Separation from Service (the “36 Month Period”) or (B) the date when Executive is no longer entitled to continued coverage under § 4980B of the Code (the “COBRA Period”), the

Post Group shall provide continued coverage under the Group Health plan pursuant to § 4980B of the Code (“COBRA Coverage”) and reimburse Executive for a portion of the monthly premiums paid by Executive for such COBRA Coverage,

(ii) If the period described in § 6.1(c)(i) ends because Executive is no longer entitled to COBRA Coverage, for the remainder (if any) of the 36 Month Period, if any, the Post Group shall provide Executive (1) continued coverage under the Group Health Plan or (2) if coverage for Executive is not available under the Group Health Plan, health insurance coverage from an insurance company selected by Executive and reimburse Executive for a portion of the monthly premiums paid by Executive for either form of coverage,

(iii) If so requested by Executive in writing before the end of the coverage period described in either § 6.1(c)(i) or § 6.1(c)(ii), whichever is applicable, the Post Group will make available to Executive continued coverage under the Group Health Plan for up to an additional eighteen (18) months following the end of such coverage period to the extent Executive had such coverage under the Group Health Plan at the end of such coverage period and timely pays the monthly premium then paid by former employees for comparable COBRA Coverage,

(iv) The reimbursable portion of the premiums paid by Executive each month under § 6.1(c)(i) and § 6.1(c)(ii) shall equal the dollar amount the Post Group would have paid on Executive’s behalf each month for the coverage which had been in effect immediately before Executive’s Separation from Service under the Group Health Plan had Executive remained employed by the Post Group for the remainder of the 36 Month Period. For the avoidance of doubt, the Post Group will not be responsible for any reimbursement during the period described in § 6.1(c)(iii),

(v) The Post Group shall reimburse Executive during the 36 Month Period for a portion of Executive’s monthly premiums to purchase life insurance coverage and long-term disability coverage which is no less than the face amount of Executive’s life insurance coverage and long-term disability coverage in effect immediately before Executive’s Separation from Service, and the reimbursable portion each month shall equal the dollar amount the Post Group would have paid in premiums on Executive’s behalf each month for the life insurance coverage and long-term disability coverage under the policies which had been in effect immediately before Executive’s Separation from Service had Executive remained employed by the Post Group for the remainder of the 36 Month Period,

(vi) The reimbursements called for under this § 6.1(c) shall be requested by Executive and processed and made by the Post Group in accordance with the policies and procedures in effect from time to time under the Post Group’s standard expense reimbursement policy for the Post Group’s senior executives as provided to Executive, but no cost or expense shall be reimbursable under this § 6.1(c) after the end of the calendar year immediately following the calendar year in which Executive incurs such cost or expense even if reimbursement was permissible at a later date under such policy, and

(vii) The Post Group shall add to each reimbursement made pursuant to this § 6.1(c) an amount which the Post Group acting in good faith reasonably determines would be sufficient for Executive to pay his income and employment tax due on such reimbursement if Executive was subject to the maximum marginal tax rates; provided, however, if Executive is a Specified Employee at his Separation from Service, no such additional payments shall be made until the Delayed Payment Date, and the Post Group on the Delayed Payment Date shall make a lump sum payment in cash with Interest to Executive which the Post Group acting in good faith reasonably determines would be sufficient for Executive to pay his income and employment tax due on all of the reimbursements made before such date pursuant to this § 6.1(c) if Executive was subject to the maximum marginal tax rates.

(d) If Executive is entitled to and accepts any benefits under § 6 of this Agreement, Executive shall not be entitled to and shall not receive any benefits under § 4 of this Agreement.

6.2 No Increase In Other Benefits.

If Executive’s employment terminates under the circumstances described in § 6.1 or § 6.3, Executive expressly waives Executive’s right, if any, to have any payment made under § 6.1 taken into account to increase the benefits otherwise payable to, or on behalf of, Executive under any employee benefit plan, whether qualified or unqualified, maintained by the Post Group.

6.3 Termination In Anticipation Of A Change In Control.

Executive shall be treated under § 6.1 as if Executive’s employment had been terminated without Cause or Executive had resigned for Good Reason during Executive’s Protection Period if:

(a) Executive’s employment is terminated by a member of the Post Group without Cause or Executive resigns for Good Reason,

(b) such termination is effected or such resignation is effective at any time in the sixty (60) day period which ends on the Effective Date of a Change In Control, and

(c) there is an Effective Date for such Change In Control.

6.4 Termination as a result of Death or Disability.

If Executive’s employment terminates exclusively as a result of Executive’s death or a Disability, Executive agrees that no member of the Post Group will have any obligation to Executive under this § 6, and that Executive shall be entitled to only those benefits set forth in § 4.2.

§ 7.	No Solicitation Of Customers.

Executive will not, during the Restricted Period, for purposes of competing with Post or any Affiliate, solicit on Executive’s own behalf or on behalf of any other person, firm, or corporation which engages, directly or indirectly, in the development, operation, management, or leasing of a Multifamily Property, any customer of Post or any Affiliate with whom Executive had a personal business interaction at any time during the two (2) years immediately prior to the termination of Executive’s employment by any member of the Post Group. This § 7 shall not prohibit a general solicitation not targeted at Post’s or an Affiliate’s customers and in which Executive has no participation or involvement.

§ 8.	Antipirating Of Employees.

Executive will not during the Restricted Period employ or seek to employ on Executive’s own behalf or on behalf of any other person, firm or corporation that engages, directly or indirectly, in the development, operation, management, or leasing, of a Multifamily Property, any person who was employed by a member of the Post Group in an executive, managerial, or supervisory capacity during the term of Executive’s employment by a member of the Post Group and with whom Executive had business dealings during the two (2) year period which ends on the date Executive’s employment by any member of the Post Group terminates (whether or not such employee would commit a breach of contract), and who has not ceased to be employed by a member of the Post Group for a period of at least one (1) year. This § 8 shall not prohibit a general solicitation not targeted at employees of Post or an Affiliate and in which Executive has no participation or involvement.

§ 9.	Trade Secrets And Confidential Or Proprietary Information.

Executive hereby agrees to hold in a fiduciary capacity for the benefit of Post and each Affiliate, and will not directly or indirectly use or disclose, any Trade Secret that Executive may have acquired during the term of Executive’s employment by any member of the Post Group for so long as such information remains a Trade Secret even if such information remains a Trade Secret after the expiration of the Restricted Period.

In addition, Executive agrees during the Restricted Period to hold in a fiduciary capacity for the benefit of Post and each Affiliate, and not to directly or indirectly use or disclose, any Confidential or Proprietary Information that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive was authorized to have access to such information) during the term of, in the course of, or as a result of Executive’s employment by any member of the Post Group.

§ 10.	Covenant Not To Compete.

During the Restricted Period, Executive shall not serve as an employee, independent contractor, or otherwise render any advice or services similar to those listed in § 2, directly or indirectly, to any person, firm, or corporation listed on Appendix A of this Agreement with respect to its operations in markets where the Post Group is currently engaged in business. Executive agrees that the entities listed on Appendix A are the Post Group’s principal competitors in the markets where the Post Group is currently engaged in business. Executive further agrees that Executive and the Post Group will, in return for additional consideration, agree to update Appendix A in connection with the annual renewal of this Agreement in order to fairly include only the Post Group’s principal competitors.

§ 11.	Reasonable and Necessary Restrictions.

The Post Group has identified Executive as an individual with significant skills and experience critical to the business of the Post Group. In view of the significant and growing demand for executive talent and the need to ensure continuity of the senior management team for the Post Group, the Post Group desires to provide Executive through this Agreement with certain incentives to remain in the Post Group’s employment. This Agreement is also designed to provide additional motivation for meeting the Post Group’s goals and objectives, to address potential long term employment concerns of Executive, and to impose certain reasonable restrictions on Executive’s activities designed to protect the Post Group’s interests should Executive’s employment terminate.

Executive acknowledges that Post and its Affiliates shall disclose or make available Confidential Information and Trade Secrets to Executive that could be used by Executive to the detriment of Post and its Affiliates. In addition, in connection with his employment, Executive shall develop important relationships and contacts with employees valuable to Post and its Affiliates.

Executive further acknowledges that § 7, § 8, § 9, and § 10 of this Agreement are fair and reasonable, enforcement of the provisions of this Agreement will not cause Executive undue hardship, and the provisions of this Agreement are reasonably necessary and commensurate with the need to protect the Post Group and their business interests and property from irreparable harm.

Executive acknowledges that the restrictions, prohibitions, and other provisions set forth in this Agreement, including without limitation the Restricted Period and those set forth in § 7, § 8, § 9, and § 10, are reasonable, fair and equitable in scope, terms, and duration; are necessary to protect the legitimate business interests of the Post Group; and are a material inducement to the Post Group to enter into this Agreement. Executive covenants that Executive will not challenge the enforceability of this Agreement nor will Executive raise any equitable defense to its enforcement.

§ 12.	Specific Performance.

Executive acknowledges that the obligations undertaken by him pursuant to this Agreement are unique and that the Post Group likely will have no adequate remedy at law if Executive shall fail to perform any of Executive’s obligations under this Agreement, and Executive therefore confirms that the Post Group’s right to specific performance of the terms of this Agreement is essential to protect the rights and interests of the Post Group. Accordingly, in addition to any other remedies that the Post Group may have at law or in equity, the Post Group will have the right to have all obligations, covenants, agreements, and other provisions of this Agreement specifically performed by Executive, and the Post Group will have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by Executive, and Executive submits to the jurisdiction of the courts of the State of Georgia for this purpose.

§ 13.	Section 280G Provisions.

Notwithstanding anything in this Agreement to the contrary, to the extent that any payments and benefits called for under this Agreement, together with any other payments and benefits made available to Executive by the Post Group (collectively, the “Payments”), will result in Executive’s being subject to an excise tax under § 4999 of the Code, then a determination shall be made regarding which of the following options would be more advantageous to Executive, after paying all applicable taxes (including any applicable tax under § 4999 of the Code) (the “Determination”): (i) to receive all of the Payments, or (ii) to receive the portion of the Payments that in the aggregate is One Dollar ($1.00) less than the amount which would cause the Payments to be subject to the excise tax imposed by § 4999 of the Code (the “Safe Harbor Amount”). The Determination required under this § 13 shall be made at the expense of Post by a firm of independent accountants selected by Post and reasonably acceptable to Executive. If the Determination is that it would be more advantageous to Executive after paying all applicable taxes to receive all of the Payments pursuant to § 13(i), then such Payments shall be made to Executive in accordance with the terms of this Agreement. If the Determination is that it would be more advantageous to Executive after paying all applicable taxes to receive the Safe Harbor Amount pursuant to § 13(ii), then only the Safe Harbor Amount shall be paid to Executive in accordance with the terms of this Agreement. In the event the Safe Harbor Amount pursuant to § 13(ii) is to be paid to Executive, the Payments to which Executive would otherwise be entitled to under this Agreement shall be reduced in the following order: (1) any cash severance benefits provided under § 6.1(a), (2) any acceleration of vesting of stock options or restricted stock provided under § 6.1(b), (3) any benefits provided under § 6.1(c), and (4) any other Payments under the Agreement.

Any Determination under this § 13 shall be made in accordance with a reasonable interpretation and application of § 280G of the Code and any applicable related regulations (whether proposed, temporary, or final) and any related Internal Revenue Service rulings and any related case law. If the Post Group reasonably requests that Executive take action to mitigate or challenge any tax or assessment and Executive complies with such request, the Post Group shall provide Executive with such information and such expert advice and assistance from Post’s independent accountants, lawyers, and other advisors as Executive may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest, and other assessments.

§ 14.	Executive’s Legal Fees and Expenses.

If any action at law or in equity is necessary for Executive to enforce or interpret the terms of this Agreement, the Post Group shall promptly pay Executive’s reasonable attorneys’ fees and other reasonable expenses incurred with respect to such action. If any other action is taken with respect to this Agreement, the Post Group shall bear its own attorneys’ fees and expenses and Executive shall bear Executive’s own attorneys’ fees and expenses. If a reimbursement is called for under this § 14, such reimbursement shall be made no later than the end of the calendar year immediately following the calendar year in which Executive pays the related legal fees or expenses. The Post Group and Executive acknowledge and agree that the deadline set forth in the immediately preceding sentence is only intended to satisfy an express requirement in the regulations under § 409A of the Code and that such sentence shall not give the Post Group the right to delay making a reimbursement in accordance with the first sentence in this § 14.

§ 15.	Miscellaneous.

15.1 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon Executive and his executor, administrator, heirs, personal representatives, and assigns, and the Post Group, and their successors and assigns; provided, however, that Executive shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of the Post Group.

15.2 Construction of Agreement. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority, including an arbitrator, by reason of such party having or being deemed to have structured or drafted such provision.

15.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

15.4 Survival of Agreements. All covenants and agreements made in this Agreement shall survive the execution and delivery of this Agreement and the termination of Executive’s employment under this Agreement for any reason.

15.5 Headings and References. The section and sub-section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references to sections (§) in this Agreement shall be to sections (§) of this Agreement unless otherwise expressly noted.

15.6 Notices. All notices, requests, consents, and other communications called for under this Agreement shall be in writing and shall be deemed to be given when delivered personally or mailed first class, registered or certified mail, postage prepaid, in either case, addressed as follows:

(a)	If to Executive:

to Executive’s most recent address provided to Post.

(b)	If to the Post Group:

Post Properties, Inc.

One Riverside

4401 Northside Parkway

Suite 800

Atlanta, GA 30327-3057

Attention: Corporate Secretary

with a copy to:

Keith M. Townsend

King & Spalding LLP

1180 Peachtree Street

Atlanta, GA 30309-3521

15.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

15.8 Entire Agreement. This Agreement constitutes the entire agreement of the Post Group and Executive with respect to the subject matter hereof and supersedes and replaces all prior agreements, written or oral, with respect to the subject matter hereof, including the 2008 Agreement. This Agreement may be modified only by a written instrument signed by the member of the Post Group and Executive.

15.9 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

15.10 No Waiver. No waiver by any party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of a member of the Post Group, as the case may be.

15.11 Reference; Non-Disparagement. In the event of Executive’s termination without Cause or resignation for Good Reason, the Post Group agrees to provide Executive with a reference. Each member of the Post Group agrees not to disparage or demean Executive, publicly or otherwise. Executive also agrees not to disparage or demean any member of the Post Group or any of their officers or directors or shareholders, publicly or otherwise.

15.12 Compliance With Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and other guidance issued thereunder (the “Requirements”), and that the Agreement be construed and operated in accordance with such Requirements, or an exception to such Requirements, so that benefits under this Agreement shall not be included in income under Section 409A of the Code; provided, however, that nothing in the Agreement shall be construed as a covenant by the Post Group that payments made pursuant to the Agreement will not be subject to taxation under Section 409A of the Code, or as a guarantee or indemnity by the Post Group for any particular tax consequences for the payments called for under the Agreement. Any ambiguities in this Agreement shall be construed to effect the intent as described in this § 15.12. If any provision of this Agreement is found to be in violation of the Requirements, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render such provision in conformity with the Requirements, or with the consent of Executive shall be deemed excised from this Agreement, and this Agreement shall be construed and enforced to the maximum extent permitted by the Requirements as if such provision had been originally incorporated in this Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Agreement, as the case may be. Notwithstanding anything to the contrary, nothing in this Section 15.12 is intended, or shall be construed, to limit the cash payments or other benefits to which Executive is entitled under this Agreement without Executive’s express written consent.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” or a “termination of employment” shall mean “such a separation from service.” Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of Post. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by Post under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits that Post is obligated to pay or provide, in any given calendar year, shall not affect the expenses or the in-kind benefits that Post is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have Post pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall Post’s obligations to make such reimbursements or to provide such in-kind benefits apply after Executive’s death, except that reimbursable expenses incurred prior to Executive’s death shall be paid to Executive’s estate or beneficiary.

IN WITNESS WHEREOF, the members of the Post Group and Executive have executed this Agreement as of the date first written above.

POST PROPERTIES, INC.

By:	/s/ Robert C. Goddard
Name: Robert C. Goddard
Title: Chairman

POST APARTMENT HOMES, L.P.
By: Post GP Holdings, Inc.

	By:	/s/ Robert C. Goddard
Name: Robert C. Goddard
Title: Chairman

POST SERVICES, INC.

By:	/s/ Robert C. Goddard
Name: Robert C. Goddard
Title: Chairman

EXECUTIVE

/s/ David P. Stockert
David P. Stockert

APPENDIX A

AMLI Residential Properties, LP

AIMCO

Archstone

AvalonBay Communities, Inc.

Camden Property Trust

Equity Residential

Fairfield Residential LLC

Gables Residential

Lincoln Property Company

Mid-America Apartment Communities, Inc.

The Hanover Company

Trammell Crow Residential

UDR, Inc.

Wood Partners, LLC

Mill Creek Residential

GID Investment Advisers LLC

Colonial Properties Trust

Greystar Real Estate Partners, LLC

Bell Partners

Behringer Harvard